BRITISH COLUMBIA

Number: C0570474

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that COMCORP VENTURES INC. changed its name to WILDCAT SILVER CORPORATION on May 17, 2006 at 04:30 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On May 17, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada